Exhibit 23.2

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-112006) and related Prospectus of Nabi Biopharmaceuticals for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 27, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida
March 2, 2004